Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Media Relations                            Investor Relations
(800) 775-7290                            (972) 770-9040

BRINKER INTERNATIONAL ADDS FRANCES L. ALLEN AND ALEX G. MACEDO
TO BOARD OF DIRECTORS

DALLAS, July 30, 2020 - Brinker International, Inc. (NYSE: EAT), a recognized leader in casual dining, announces the appointment of Frances L. Allen and Alex G. Macedo to its Board of Directors.

Allen is an accomplished restaurant industry executive with deep expertise in brand strategy, operations, marketing and restaurant technology. She currently serves as chief executive officer of Checkers Drive-In Restaurants, Inc. Prior to this role, Allen was chief executive officer of Boston Market Corporation and during her career she’s held the positions of president at Jack in the Box, Inc., chief brand officer at Denny’s Corporation and chief marketing officer at Denny’s Corporation. Additionally, Allen previously served on the board of directors of MarineMax, Inc.

Macedo is a distinguished industry executive with deep business acumen and extensive restaurant operations experience and expertise. He most recently served as president of Tim Hortons. Prior to this role, Macedo led teams in several roles with Restaurant Brands International, Inc., including president of Burger King North America, senior vice president and general manager of Burger King, USA, and senior vice president and head of marketing of Burger King, USA. Macedo previously served on the board of directors of Carrols Restaurant Group, Inc.

"Frances and Alex bring valuable strategic thinking and experience to our board as a result of their successful restaurant brand leadership over the years," said Wyman Roberts, CEO and president of Brinker International, Inc. and president of Chili's Grill & Bar. "As we continue to innovate at Chili’s and Maggiano’s and provide our Guests with best-in-class food and service, Frances and Alex’s wealth of knowledge and experience in operations, marketing, food and service will help us to continue to lead the category and differentiate our brands."

ABOUT BRINKER
Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Based in Dallas, Texas, as of March 25, 2020, Brinker owned, operated, or franchised 1,675 restaurants under the names Chili's® Grill & Bar (1622 restaurants) and Maggiano's Little Italy® (53 restaurants).